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                                   SUBLEASE

     This Sublease (the "SUBLEASE"), is made as of May 1, 1996, by and between NeXT Software, Inc. ("SUBLESSOR"), and Heartport ("SUBLESSEE"), in the following factual context:

     A. Metropolitan Life Insurance Company (the "MASTER LESSOR"), and Sublessor entered into that certain Seaport Centre Standard Lease dated November 9, 1988 (together with Addendum I and Construction Addendum), and as amended by (i) that certain First Amendment to Lease dated March 20, 1990,
(ii) that certain Second Amendment to Seaport Centre Standard Lease dated August 29, 1990, (iii) that certain Third Amendment to Seaport Centre Standard Lease dated February 28, 1992, (iv) that certain Fourth Amendment to Seaport Centre Standard Lease dated September 21, 1992, (v) that certain Fifth Amendment to Seaport Centre Standard Lease dated April 22, 1993, and
(vi) that certain Sixth Amendment to Seaport Centre Standard Lease dated as of December 23, 1993 (collectively, the "MASTER LEASE"), covering that certain building known as "Building 19" of Seaport Centre, which is located at 700 Chesapeake Drive, Redwood City, and contains 25,000 net rentable square feet of space (the "PREMISES"). The Master Lease has been delivered to Sublessee prior to or concurrently with the execution of this Sublease and is incorporated herein by this reference.

     B. Sublessor now desires to sublease the Premises to Sublessee and Sublessee desires to sublease the Premises from Sublessor on the terms and conditions set forth in this Sublease.

     NOW THEREFORE, the parties agree as follows:

     1. SUBLEASE. Sublessor hereby subleases the Premises to Sublessee and Sublessee hereby subleases the Premises from Sublessor on the terms and conditions set forth in the Master Lease and in this Sublease. Lessee shall have the use of eighty-two (82) undesignated parking spaces in Phase III of the Project.

     2. INCORPORATION OF MASTER LEASE. Except as to provisions which are specifically superseded by this Sublease, and as to Sections 1, 2 and 4 of the Master Lease, each and every term, condition and covenant contained in the Master Lease is incorporated by reference into this Sublease as if fully set forth herein. As between Sublessor and Sublessee only, Sublessee hereby assumes and agrees to perform each and every term, condition and covenant which is an obligation of the Sublessee under the Master Lease and Sublessor shall have each of the rights and remedies of the Master Lessor under the Market Lease. All capitalized terms not defined in this Sublease shall have the meaning set forth in the Master Lease.

     3. TERM. The term of this Sublease (the "TERM") shall commence on the date first written above and shall expire on April 30, 1999, unless sooner terminated pursuant to this Sublease or the Master Lease. Sublessor and Sublessee acknowledge that although Sublessor does not have a right to extend the term of the Master Lease, it may at its sole option elect to negotiate an extension of the Master Lease term with the Master Lessor. Sublessor agrees that if

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it negotiates an extension of the term of the Master Lease, Sublessor will either (a) extend the term of this Sublease for ten (10) additional months at the rent negotiated with the Master Lessor as applicable to the Premises (subject to Master Lessor's approval), or (b) if Sublessor desires not to extend the term of this Sublease, pay to Sublessee at the expiration of the original Term of this Sublease the sum of One Hundred Fifty Thousand Dollars ($150,000) as reimbursement for improvements to the Premises made by Sublessee during the Term.

     4. RENT. Commencing on July 1, 1996, Sublessee shall pay to Sublessor the sum of $1.00 per square foot per month as rent for the Premises in advance on the first day of each calendar month during the Term, without deduction or offset. In addition, commencing on July 1, 1996, Sublessee shall pay to Sublessor concurrently with each monthly payment of rent Sublessee's pro rata share of all operating expenses, taxes, insurance, utilities and other charges assessed by the Master Lessor pursuant to the Master Lease. All sums due to Sublessor shall be deemed rent for the purposes of enforcing this Sublease.

     5. USE. The Premises is to be used for office and warehouse uses and for no other purpose without the prior written consent of Sublessor and subject to the Master Lease. Sublessee shall have no right to use, store, handle, or otherwise allow to be brought onto the Premises any Hazardous Materials, as that term is defined in Section 11.2.1 of the Master Lease, except for those Hazardous Materials described in Exhibit "D" of the Second Amendment of Addendum I of the Master Lease.

     6.   ALTERATIONS.

          a. Sublessee shall not make or permit any alterations, installations, additions or improvements, structural or otherwise in or to the Premises (collectively, "ALTERATIONS") that require a permit or other governmental approval or that require the approval of the Master Lessor, without the prior written consent of Sublessor, which consent shall not be unreasonably withheld or delayed (subject to approval by the Master Lessor). Sublessor agrees not to withhold Sublessor's consent to any Alteration which has been consented to by the Master Lessor. All Alterations shall be done at Sublessee's expense, in accordance with plans and specifications approved by Sublessor and the Master Lessor, only by contractors or mechanics approved by Sublessor and the Master Lessor, and subject to all other reasonable conditions which Sublessor and the Master Lessor may impose.

          b. Except as provided in Section 6.c, all appurtenances, fixtures, improvements, equipment, additions and other property attached to or installed in the Premises at the commencement of or during the Term, whether temporary or permanent in nature, shall be and remain the property of Sublessee during the Term, but shall be surrendered with the Premises at the end of the Term without compensation to Sublessee.

          c. All furniture, furnishings and articles of movable personal property installed in the Premises by or for the account of Sublessee, without expense to Sublessor, and which can be removed without structural or other material damage to the Premises ("SUBLESSEE'S PROPERTY") shall be and remain the property of Sublessee and may be

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removed by it at any time during the Term. Prior to the expiration or termination of the Term, Sublessee shall remove from the Premises all of Sublessee's Property except such items as the parties shall have agreed are to remain and to become the property of Sublessor or the Master Lessor. Sublessee shall repair or pay the cost of repairing any damage to the Premises resulting from such removal. Sublessee's obligations under this
Section 6.c shall survive the expiration or earlier termination of this Lease.

     7. MAINTENANCE AND REPAIR. Sublessee shall keep in good order, condition and repair the Premises (as provided in Section 12 of the Master Lease); provided, however that Sublessor shall make any repairs which affect portions of the Premises beyond the Premises, and Sublessee shall reimburse Sublessor for the cost of such repair (prorated in the event the repair can equitably be charged to other occupants of the Premises) within thirty (30) days after receipt of written demand therefor. Sublessee shall pay all costs for improvements, additions or alterations to the Premises, as provided for in
Section 12 of the Master Lease.

     8. ASSIGNMENT OR SUBLEASING. Sublessee shall have no right to assign this Lease or further sublease the Premises without the written consent of Sublessor (and subject to the Master Lessor's approval and the terms of the Master Lease), which consent shall not be unreasonably withheld.

     9. INSURANCE. Sublessee shall, at its sole cost and expense, procure and maintain during the Term comprehensive general liability insurance with a combined single limit for bodily injury, property damage and personal injury liability of not less than $3,000,000 each occurrence and $3,000,000 general aggregate, and from insurance companies reasonably satisfactory to Sublessor. Sublessor and the Master Lessor shall be named as additional insureds on all such insurance policies. Sublessee shall also procure and maintain during the Term at its sole cost and expense workers' compensation and employers' liability insurance in amounts not less than $1,000,000 per accident for bodily injury by accident, $1,000,000 policy limit for bodily injury by disease, and $1,000,000 for each employee suffering from bodily injury by disease.

     10. TERMINATION OF MASTER LEASE. This Sublease shall immediately terminate if the Master Lease is terminated for any reason, whether voluntary or involuntary. Notwithstanding anything to the contrary herein, or in the Master Lease, Sublessee shall have the same rights as Sublessor under the Master Lease to terminate this Sublease in the event of damage or destruction to the Premises. Therefore, if Sublessor has the option to terminate the Master Lease due to an event of damage or destruction to the Premises, then Sublessee shall have a similar right to terminated this Sublease notwithstanding the fact that Sublessor elects not to exercise such option with respect to any other space subject to the Master Lease.

     11. RIGHT TO CURE. If Sublessee shall at any time during the Term fail to perform any of the obligations, conditions or covenants of this Sublease or the Master Lease, Sublessor shall have the right, but not the obligation, to immediately perform any such obligation, condition or covenant in order to protect Sublessor's leasehold interest. In the event Sublessor suffers any cost or expense as a result of such performance, Sublessee shall

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immediately reimburse Sublessor for all such cost or expense, and any sum not paid within ten (10) days after Sublessee receives written demand for reimbursement shall bear interest at the highest interest rate allowed by law from the date of expenditure by Sublessor to the date of reimbursement by Sublessee.

     12. SECURITY DEPOSIT. Concurrently with the execution of this Sublease, Sublessee has delivered to Sublessor a security deposit in the amount of Twenty-Five Thousand Dollars ($25,000)(the "SECURITY DEPOSIT") as security for the full and faithful performance of Sublessee's obligations under this Sublease. If at any time during the Term, Sublessee shall be in default in the payment of rent or in default for any other reason, Sublessor may apply all or part of the Security Deposit for such payment or to cure such default. In such event, Sublessee shall on demand restore the Security Deposit to its original amount. Upon expiration or earlier termination of this Lease, the Security Deposit shall be returned to Sublessee, reduced by such amounts as may be required by Sublessor to remedy defaults on the part of Sublessee in the payment of rent, defaults in Sublessee's obligation to repair damage to the Premises, and to clean the Premises if Sublessee has failed to do so. Any portion of the Security Deposit not so required shall be paid over to Sublessee after expiration of the Term or the earlier termination of this Sublease. Sublessor shall have no obligation to segregate the Security Deposit from its general funds or to pay interest on the Security Deposit.

     13. SURRENDER. Sublessee shall, at the expiration of the Term or upon sooner termination of this Sublease, surrender and return possession of the Premises to Sublessor or the Master Lessor, as the case may be, in good condition, broom clean, usual wear and tear excepted.

     14. NO REPRESENTATIONS. Sublessee has examined and knows the condition of the Premises and acknowledges that no representations or warranties have been made regarding the Master Lease, the Premises or any other matter relating to this Sublease and by taking possession of the Premises, Sublessee accepts the Premises in its "AS IS" condition. Sublessee further acknowledges and agrees that Sublessor shall have no obligation to prepare the Premises for Sublessee's occupancy.

     15. ATTORNEYS' FEES. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Sublease, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Sublease, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. For the purposes of this Sublease, the term "prevailing party" shall mean the party who obtains substantially the relief desired, whether by dismissal, default, summary judgment, settlement or otherwise.

     16. NOTICES. All notices, requests, demands and other communications under this Sublease shall be in writing and shall be personally delivered or mailed by first class mail registered or certified, postage prepaid to the party to whom the same is to be given at its address as follows:

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     Sublessor:   NeXT Software, Inc.
                  900 Chesapeake Drive
                  Redwood City, CA 94063
                  Attention: Director of Real Estate and Facilities

     Copy to:     NeXT Software, Inc.
                  900 Chesapeake Drive
                  Redwood City, CA 94063
                  Attention: Legal Department

     Sublessee:   Heartport
                  700 Chesapeake Drive
                  Redwood City, CA 94063
                  Attention: Mr. Wes Sterman

Notices, requests, demands and other communications under this Sublease shall be effective only upon receipt. Either party may change its address for the purposes of this Section 16 by giving the other party written notice of the new address in the manner set forth above. Each party to this Sublease shall send to the other party copies of any and all notices and other communications it shall send to and received from the Master Lessor.

     17. MISCELLANEOUS.

         a. This Sublease is governed by the laws of the State of California, and any question arising hereunder shall be construed or determined according to such law.

         b. Headings at the beginning of each numbered paragraph of this Sublease are solely for the convenience of the parties and are not a part of this Sublease.

         c. All provisions, whether covenants or conditions on the part of Sublessee shall be deemed both covenants and conditions.

         d. This Sublease may be amended in whole or in part only by the mutual written agreement of the parties and the Master Lessor.

         e. This Sublease and the Master Lease as incorporated herein by reference contain the entire agreement between the parties regarding the sublease of the Premises and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject.

         f. This Sublease may be signed in counterpart originals, each of which shall be deemed an original and all of which shall, when executed, constitute one and the same agreement.

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         g.  Subject to the limitations set forth in Section 8, this Sublease shall be binding upon each of the parties and their respective successors and assigns.

         h. In any instance in which this Sublease or the Master Lease requires the consent of either Sublessor or the Master Lessor, the consent of both Sublessor and the Master Lessor shall be required.

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

                                       Sublessor:

                                       NeXT SOFTWARE, INC.

                                       By:________________________________

                                       Its:_______________________________


                                       Sublessee:

                                       HEARTPORT

                                       By:________________________________

                                       Its:_______________________________

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